EXHIBIT 99.2

Marvasol, Inc. (d/b/a LastPass)

Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,343,819	$8,749,999
Accounts receivable	372,372	480,869
Prepaid expenses and other current assets	16,978	3,812

Total current assets	9,733,169	9,234,680

Property and equipment, net	40,323	513

Deposits	43,074	43,074

Total assets	$9,816,566	$9,278,267

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$114,787	$99,514
Accrued compensation	4,004,305	4,815,581
Accrued expenses and other current liabilities	53,269	53,486
Deferred revenue	7,489,341	5,870,671

Total current liabilities	11,661,702	10,839,252

Deferred revenue, long-term	504,531	443,863

Total liabilities	12,166,233	11,283,115

Shareholders’ deficit	(2,349,667)	(2,004,848)

Total liabilities and equity	$9,816,566	$9,278,267

See accompanying notes to the financial statements.

Marvasol, Inc. (d/b/a LastPass)

Statements of Operations

(Unaudited)

	Six months ended June 30,
	2015	2014

Revenue	$6,101,804	$4,496,071
Cost of revenue	377,007	298,093

Gross profit	5,724,797	4,197,978

Operating expenses:
Research and development	3,105,524	3,087,974
Sales and marketing	2,092,953	673,793
General and administrative	949,496	506,164
Other income	(78,357)	(69,753)

Total operating expenses	6,069,616	4,198,178

Loss before income taxes	(344,819)	(200)

Provision for income taxes	—	—

Net loss	$(344,819)	$(200)

See accompanying notes to the financial statements.

Marvasol, Inc. (d/b/a LastPass)

Statements of Changes in Shareholders’ Deficit

Six Months Ended June 30, 2015 and 2014

(Unaudited)

	Common Stock Authorized 1,500 Shares Issued and Outstanding 1,500 Shares		Additional	Accumulated	Shareholders’
	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance, December 31, 2013	1,500	$15	$—	$(2,082,565)	$(2,082,550)
Net loss	—	—	—	(200)	(200)

Balance, June 30, 2014	1,500	$15	$	$(2,082,765)	$(2,082,750)

Redemption of common stock	(45)	—	—	—	—
Issuance of common stock and stock-based compensation	45	45	2,399,955	—	2,400,000
Net loss	—	—	—	(2,322,098)	(2,322,098)

Balance, December 31, 2014	1,500	$60	$2,399,955	$(4,404,863)	$(2,004,848)

Net loss	—	—	—	(344,819)	(344,819)

Balance, June 30, 2015	1,500	$60	$2,399,955	$(4,749,682)	$(2,349,667)

See accompanying notes to the financial statements.

Marvasol, Inc. (d/b/a LastPass)

Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(344,819)	$(200)

Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	513	8,005
Changes in assets and liabilities:
Accounts receivable	108,497	752,556
Prepaid expenses and other current assets	(13,167)	(25,464)
Deposits	—	(2,074)
Accounts payable	15,274	42,150
Accrued compensation	(811,276)	(2,803,994)
Accrued expenses and other current liabilities	(217)	7,178
Deferred revenue	1,679,338	862,195

Total adjustments	978,962	(1,159,448)

Net cash provided by (used in) operating activities	634,143	(1,159,648)

Cash flows from investing activities:
Purchase of marketable securities	—	(104,171)
Purchases of fixed assets	(40,323)	—

Net cash used by investing activities	(40,323)	(104,171)

Cash flows from financing activities:
Proceeds from common stock issuance	—	—

Net increase (decrease) in cash and cash equivalents	593,820	(1,263,819)

Cash and cash equivalents, beginning of period	8,749,999	5,273,488

Cash and cash equivalents, end of period	$9,343,819	$4,009,669

See accompanying notes to the financial statements.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

The Company provides password management services to consumer subscribers on an annual subscription basis. The Company also provides password management services to our enterprise customers. The Company was incorporated in Delaware on April 30, 2008 and is headquartered in Fairfax, Virginia.

The following is a summary of the accounting policies consistently applied in the financial statements.

Financial Statement Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Condensed Financial Statements

The accompanying condensed financial statements and the related interim information contained within the notes to the condensed financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. The accompanying unaudited condensed financial statements should be read along with the Company’s audited December 31, 2014 and 2013 financial statements included in this Form 8-K/A. The unaudited interim condensed financial statements have been prepared on the same basis as the audited financial statements and in the opinion of management, reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods presented. The results for the interim periods presented are not necessarily indicative of future results. The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Cash and Cash Equivalents

The Company classifies all highly-liquid investments with maturities of three months or less at the date of purchase as cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Accounts Receivable

The Company records its accounts receivable at invoiced amounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write-off and collections, and current credit conditions. Adjustments made to the allowance for doubtful accounts are charged against bad debt expense. An account is considered uncollectible when all efforts to collect the account have been exhausted. The Company determined that an allowance for doubtful accounts is not required as of June 30, 2015 and December 31, 2014.

Property and Equipment

Property and equipment are recorded at cost. Property and equipment is depreciated/amortized using the straight-line method over the estimated useful lives of the related assets, which range from three to five years.

Research and Development Costs

Research and development expenditures are expensed as incurred.

Revenue Recognition-Subscriptions

The Company recognizes revenue from services provided in the consumer segment when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when persuasive evidence of an arrangement exists, the fee is fixed or determinable, performance of service has been delivered, and collection is reasonably assured.

The Company offers services to customers primarily on an annual subscription basis that may include free trial periods. The Company’s subscription fees are typically received in advance which results in the subscription period commencing. Subscription periods range from one to ten years with a majority of the subscriptions being one year in duration. The Company recognizes revenue ratably once the subscription period commences.

Deferred Revenue

Deferred revenue primarily consists of billings and payments received in advance of revenue recognition. The Company primarily bills and collects payments from customers for services in advance on an annual basis. Deferred revenue to be recognized in the next twelve months is included in current deferred revenue, and the remaining amounts are included in long-term deferred revenue in the balance sheets.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the irrespective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance against deferred tax assets if and when appropriate.

Uncertain Tax Positions

The Company accounts for the effect of any uncertain tax positions based on a “more likely than not” threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a “cumulative probability assessment” that aggregates the estimated tax liability for all uncertain tax positions. Interest and penalties assessed, if any, are accrued as income tax expense. The Company is not currently under examination by any taxing jurisdiction. The Company’s Federal and state income tax returns are generally open for examination for the past three years.

Risk and Uncertainties

The Company is subject to risks common to companies in high-technology industries, including but not limited to, a volatile marketplace, rapidly changing technology, protection of proprietary rights and the ability to continue to raise sufficient capital in the future.

Note 2 - Leases

During 2014, the Company entered into a four-year agreement for new office space. As of December 31, 2014, future minimum lease payments under non-cancelable operating leases are approximately:

2015	$164,000
2016	166,000
2017	169,000

The terms of the lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on the straight-line basis over the lease period and has accrued for rent expense incurred but not paid. The lease agreement for the facilities and certain services provide the Company with the option to renew. Future contractual obligations would change if these options were exercised. Included in deposits is $41,000 paid as required by the lease agreement for a security deposit.

Note 3 - Income Taxes

No provision for Federal or state income taxes has been recorded for the six months ended June 30, 2015 and 2014, as the Company incurred net losses. Any benefit for Federal or state income taxes has been reduced by a corresponding increase to the related valuation allowance for deferred tax assets.

At December 31, 2014, the Company has net operating loss carryforwards for income tax purposes of approximately $4.2 million for Federal and for state to offset future Federal and state taxable income expiring through 2034. The Company has provided a full valuation allowance for deferred tax assets, since based on the available evidence it is more likely than not that these benefits will not be realized. In accordance with Sections 382 and 383 of the Internal Revenue Code, the use of the above carryforwards may be subject to annual limitations based upon ownership changes of the Company’s stock.

Note 4 - Concentrations Risk

At June 30, 2015, one customer represented 21% of accounts receivable and at December 31, 2014, three customers represented 48% of accounts receivable.

Note 5 - Contingencies

On March 23, 2015, the Company was sued in the United States District Court Southern District of New York for trademark infringement. The matter is not yet set for trial and the Company is unable to predict the outcome of the litigation or reasonably estimate a possible loss or range of loss associated with this litigation at this time. It is management’s intention to vigorously defend the lawsuit.

Note 6 – Subsequent Event

On October 15, 2015, pursuant to a Stock Purchase Agreement dated October 8, 2015, all of the outstanding equity interests of the Company were acquired by LogMeIn, Inc. for approximately $110 million in cash upon close. An additional $15 million in cash is payable in contingent payments which are expected to be paid to equity holders and key employees of the Company upon their achievement of certain milestone and retention targets over the two-year period following the closing of the transaction.